Investor Relations INTERNATIONAL

CHINA ARCHITECTURAL ENGINEERING

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

AT CAE:
Bert Grisel
Chief Financial Officer
Ph: 852-21523528
bg@caebuilding.com

FOR IMMEDIATE RELEASE
OCTOBER 29, 2008

CHINA ARCHITECTURAL ENGINEERING NAMES SEASONED FORMER BANKER BERT GRISEL AS NEW CFO

Company Also Further Enhances Finance and Accounting Operations with New Controller and Head of Accounting

ZHUHAI, China & LOS ANGELES — October 29, 2008—China Architectural Engineering, Inc. (CAE) (NASDAQ/GS: CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today announced three new appointments designed to significantly improve the Company's finance and accounting operations while providing the investment community with reporting and transparency that meet the highest U.S. and global standards.



Photo: Bert Grisel

CAE Names Bert Grisel as Chief Financial Officer

Appointed to lead CAE's finance and accounting operations is seasoned financial executive Bert Grisel, 45, who will serve as Chief Financial Officer, succeeding interim CFO Wang Xin.

"Bert's appointment brings an added dimension to CAE as his 19-years of expertise in financing, capital markets, investment banking and management will be pivotal in helping guide and manage CAE's ambitious and systematic, international expansion strategy," said Ken Yi Luo, China Architectural Engineering's Chairman and CEO. "During his career at ABN AMRO, Bert was instrumental in structuring and improving the financial position of several private and public companies and, with his leadership, will look towards him to help us achieve optimal capital structuring, increased financial transparency, improved visibility, increased investor relations activities, all of which will be directed toward one goal, enhancement of shareholder value."

Grisel comes to CAE with over 19 years of global financial management experience in various positions at ABN AMRO. Most recently, he served as Corporate Managing Director in the bank's Global Clients Division, since 2005 based in Hong Kong, where he was responsible for ABN AMRO's Asian Global Industries sector and Global Real Estate Advisory Group. His responsibilities included business development, mergers and acquisitions, equity, debt and hybrid capital market financing transactions for both public and private real estate companies.

Starting at ABN AMRO Bank in June 1989 as a corporate trainee, Grisel worked in commercial banking and special credits before joining the firm's investment banking division in 1998. In 2000, he was promoted to manage the bank's Dutch real estate franchise. After transferring to Hong Kong in 2005, he then spearheaded the expansion of a dedicated real estate venture for ABN AMRO in Europe and Asia. Within real estate alone, Grisel has successfully structured a number of syndicated loans, bonds, conduit and CMBS transactions, PtP, IPOs, secondary offerings and private real estate fund raisings for both developers and stabilized assets.

Grisel is a graduate of the University of Groningen in the Netherlands and holds a Masters Degree in business law.

CAE Also Further Strengthens its Financial Operations with Two New Positions

As part of the Company's efforts to improve and enhance its financial and accounting operations to better manage its rapid growth, CAE today also named Jeff Zhou, CPA and Kenneth Chan, CPA, to the newly created posts of Financial Controller and Head of Accounting, respectively.

Zhou joined CAE in June 2008 after gaining extensive experience in audits of multinational corporations in China and the U.S. He spent six years with KPMG including two years in the Big 4 firm's Dallas office providing audit services to listed companies as well as large private companies. He received a Master of Science degree from Vanderbilt University in 2002 and was an honors graduate from Shanghai Jiaotong University in China in 2000. Zhou is a member of Chinese Institute of Certified Public Accountants.

Chan comes to CAE from Hua Yang Printing Holdings Company Ltd., a printing and paper toy company with a payroll of approximately 4,000. He served there as Assistant Financial Controller from August 2007 to April 2008 and as Finance Manager from May 2006 to July 2007. Earlier, he served in accounting and audit posts at Long Champion Ltd., Falcon International Group Ltd., Midi Aluminum Fabricator Ltd., Ciba Geigy (Hong Kong) Ltd. and Glass Radcliffe & Co.

If you would like to be added to China Architectural Engineering's investor email lists or have additional questions, please contact Haris Tajyar with Investor Relations International at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ/GS: CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated & cost-effective service solutions to our clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAEI has worked with world-renowned architects and building engineers from China and other countries and has completed nearly one hundred large, complex and unique projects throughout China, Australia & Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now looking to capitalize on its industry-leading expertise to expand aggressively beyond China into some of the hottest construction markets in the world, such as Middle East, Central Asia and Eastern Europe. It also plans to set up operations in New York to expand in the U.S. and Canadian markets. For further information on China Architectural Engineering, please visit www.caebuilding.com.

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events.

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